                                                                    Exhibit 12.1



                             NORDSTROM CREDIT, INC.
                 Computation of Ratio of Earnings Available for
                         Fixed Charges to Fixed Charges
                             (Dollars in thousands)

Year ended January 31,               2001     2000     1999     1998     1997
----------------------            -------  -------  -------  -------  -------
Earnings before
income taxes                      $15,265  $34,676  $47,572  $42,959  $47,024

Fixed charges
  (interest cost)                  29,339   27,208   31,586   36,475   41,089
                                  -------  -------  -------  -------  -------

Earnings available for
  fixed charges                   $44,604  $61,884  $79,158  $79,434  $88,113
                                  =======  =======  =======  =======  =======

Ratio of earnings available
  for fixed charges to fixed
  charges                            1.52     2.27     2.51     2.18     2.14
                                  =======  =======  =======  =======  =======